                            ADVISORY AGREEMENT

              ADVISORY AGREEMENT (the "Agreement") dated as of the 1st day of October, 1997 by and among Prudential Securities Aggressive Growth Fund L.P., a Delaware limited partnership
(the "Partnership"), Prudential Securities Futures Management Inc., a Delaware corporation (the "General Partner") and Eagle Trading Systems, Inc., a Delaware corporation (the "Advisor").

                           W I T N E S S E T H :

              WHEREAS, the Partnership has been organized primarily for the purpose of trading, buying, selling, spreading or otherwise acquiring, holding or disposing of futures, forwards and options contracts. Physical commodities also may be traded from time to time. The foregoing commodities related transactions are collectively referred to as "Commodities";
and

              WHEREAS, the General Partner is authorized to utilize the services of one or more professional commodity trading advisors in connection with the Commodities trading activities of the Partnership; and

              WHEREAS, the Partnership wishes to retain the Advisor as a commodity trading advisor to the Partnership to manage a portion of the assets managed by another advisor until September 30, 1997 (excluding any open positions previously managed by such advisor); and

              WHEREAS, the Advisor's present business includes the management of Commodities accounts for its clients; and

              WHEREAS, the Advisor is registered as a commodity trading advisor under the United States Commodity Exchange
Act, as amended ("CE Act") and is a member of the National Futures Association ("NFA") as a commodity trading advisor and will maintain such registration and membership for the term of this Agreement; and

              WHEREAS, the Partnership and the Advisor desire to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement commodity advisory services in connection with the conduct by the Partnership of its Commodities trading activities during the term of this Agreement;

              NOW, THEREFORE, the parties agree as follows:

         1.   Duties of the Advisor.

              (a) Appointment. The Partnership hereby appoints the Advisor, and the Advisor hereby accepts appointment, as its attorney-in-fact to invest and reinvest in Commodities a portion of the Net Asset Value of the Partnership on the terms and conditions set forth herein, commencing as of the date hereof. The Advisor's initial allocation shall be approximately $5.4 million. The precise definition of the term "Net Asset Value" shall be as defined in Exhibit A hereto.
This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Advisor until terminated hereunder. To this end, the Advisor (i) agrees to act as a commodity trading advisor retained by the General Partner on behalf of the Partnership, and specifically, to exercise discretion with respect to that portion of the Net Asset Value of the Partnership which the General Partner has allocated to the Advisor's management above, and which the General Partner may allocate to the Advisor in the future with the Advisor's consent), upon the terms and conditions, and for the purposes, set forth in this Agreement and (ii) shall have sole authority and responsibility for independently directing the investment and reinvestment in Commodities of the portion of the Partnership's Net Asset Value allocated to it to the trading methods, systems and strategies of its Eagle-Global System and its Eagle-FX System in the following proportions:
50% each (the Advisor's "Trading Approach"), as such Trading Approach is described in the Advisor's Disclosure Document dated February 10, 1997 attached hereto as Exhibit B (the "Disclosure Document"), receipt of which is hereby acknowledged, subject to the Partnership's trading policies and limitations as set forth in Exhibit C attached hereto, as the same may be modified or amended and provided in writing to the Advisor from time to time (the Partnership's "Trading Policies and Limitations"). The General Partner and the Partnership acknowledge that the Advisor makes no guarantee of profits or of protection against loss, and that the Advisor's Commodities transactions hereunder are for the account and risk of the Partnership. During the term of this Agreement the Advisor agrees to provide the Partnership with updated month-end information related to the Advisor's performance results within a reasonable period of time after the end of the month to which it relates.

              (b) Allocation of Responsibilities. The General Partner will have the responsibility for the management of the portion of the Partnership's Net Asset Value that is invested in United States Treasury bills or other investments approved by the Commodity Futures Trading Commission ("CFTC") for the investment of "customer" funds or are held in cash. The Advisor will use its good faith best efforts in determining the investment and reinvestment in Commodities of that portion of the Partnership's Net Asset Value allocated to it in com-pliance with the Trading Policies and Limitations, and in accordance with its Trading Approach. In the event that the General Partner shall, in its sole discretion, determine in good faith following consultation, if appropriate under the circumstances, with the Advisor that any trading instruction issued by the Advisor violates the Partnership's Trading

Policies and Limitations, then the General Partner, following reasonable notice appropriate under the circumstances to the Advisor, may override such trading instruction and the Advisor shall not be subject to liability for the results of any such action taken by the General Partner. Nothing herein shall be construed to prevent the General Partner from imposing any limitation(s) on the trading activities of the Partnership beyond those enumerated in Exhibit C hereto if the General Partner determines that such limitation(s) are necessary or in the best interests of the Partnership, in which case the Advisor will adhere to such limitations following written notification thereof.

              (c) Modification of Trading Approach. In the event the Advisor wishes to use a trading method or strategy other than or in addition to the Trading Approach in connection with trading for the Partnership (including without limitation the deletion of an agreed upon trading method or strategy or the addition of a trading method or strategy in addition to the then agreed upon Trading Approach), either in whole or in part, the Advisor may not do so unless it gives the General Partner prior written notice of its intention to utilize such different trading method or strategy, and the General Partner consents thereto.
             (d)  Notification of Material
Changes. The Advisor also agrees to give the Partnership prior written notice of any proposed material change in its Trading Approach, and agrees not to make any material change in such Trading Approach (as applied to the Partnership) over the objection of the General Partner, it being understood that the Advisor shall be free to institute non-material changes in its Trading Approach (as applied to the Partnership) without prior written notification. Without limiting the generality of the foregoing, refinements to the Advisor's Trading
Approach, the addition or deletion of Commodities to or from the Advisor's Trading Approach, and variations in the leverage principles and policies utilized by the Advisor shall not be deemed a material change in the Advisor's Trading Approach, and prior approval of the General Partner shall not be required therefor. The Advisor agrees that it will discuss with the General Partner upon request, subject to adequate assurances of confidentiality, any trading methods or strategies used by it for trading customer accounts which differ from the Trading Approach which it uses for the Partnership.

              (e) Request for Information. The Advisor agrees to provide the Partnership with any reasonable information concerning the Advisor that the Partnership may reasonably request, subject to receipt of adequate assurances of confidentiality by the Partnership, including, but not limited to, information regarding any change in control, key personnel, Trading Approach and financial condition which the Partnership reasonably deems to be material to the Partnership, as well as any trading methods, programs, systems or strategies used by it for other clients; the Advisor also shall notify the Partnership of any such matters the Advisor, in its reasonable judgment, believes may be material to the Partnership relating to the Advisor and its Trading Approach.

              (f) Non-Disclosure. Nothing contained in this Agreement shall require the Advisor to disclose what it deems to be proprietary or confidential information concerning any such trading methods or strategies, including the Trading Approach. The Partnership and the General Partner agree that they will keep confidential and will not disseminate the Advisor's trading advice hereunder other than to (i) the Partnership's brokers or dealers, or (ii) except as, and to the extent that, it may be determined by the General Partner to be expressly required by law (including court order) or regulation.

              (g) Notice of Errors. The Advisor is responsible for promptly reviewing all oral and written confirmations it receives to determine that the Commodities trades were made in accordance with the Advisor's instructions. If the Advisor determines that an error was made in connection with a trade or that a trade was made other than in accordance with the Advisor's instructions, the Advisor shall promptly notify the Partnership of this fact, and shall utilize its reasonable best efforts to cause the error or discrepancy to be corrected.

              (h) Exculpation. The Advisor shall not be liable to the General Partner, its officers, directors, shareholders or employees, or any person who controls the General Partner, or the Partnership or its partners, or any of their respective successors or assigns under this Agreement, except by reason of the Advisor's (including any employee, director, officer or shareholder of the Advisor, or any person who controls the Advisor) acts or omissions in material breach of this Agreement or due to its or their misconduct or negligence or by reason of not having acted in good faith in the reasonable belief that such actions or omissions were in the best inter-ests of the Partnership; it being understood that all purchases and sales of Commodities shall be for the account and risk of the Partnership, and the Advisor shall not incur any liability for trading profits or losses resulting therefrom.

         2.   Indemnification.

              (a) The Advisor and each employee of the Advisor shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses (including, without limitation, reasonable attorneys' fees) and amounts paid in settlement of any claims (collectively "Losses") sustained by the Advisor (i) in connection with any matter relating to the Partnership's Registration Statement No. 33-6900 as filed with the Securities and Exchange Commission or its final prospectus, dated May 13, 1993 ("Prospectus"), as well as any matters relating to the Partnership or any other advisor prior to the effective date of this

Agreement, (ii) in connection
with any acts or omissions of the Advisor relating to its management of its allocable portion of the Partnership's Net Asset Value or in its capacity as a trading advisor to the Partnership, and (iii) as a result of a material breach of this Agreement by the Partnership or the General Partner provided that, with respect to (ii) only (A) such Losses were not the direct result of negligence, misconduct or a material breach of this Agreement on the part of the Advisor, (B) the Advisor and its employees officers, directors, shareholders, and each person controlling the Advisor acted (or omitted to act) in good faith and in a manner reasonably believed by it and them to be in the best interests of the Partnership, and
(C) any such indemnification by the Partnership will only be recoverable from the assets of the Partnership and/or the General Partner.

              (b) The Partnership shall be indemnified by the Advisor against any Losses sustained by the Partnership directly resulting from (i) the negligence or misconduct of, or a material breach of this Agreement by, the Advisor or its employees officers, directors, shareholders, and each person controlling the Advisor or (ii) any action or omission to act of the Advisor or its employees officers, directors, shareholders, and each person controlling the Advisor that was not taken in good faith or in a manner reasonably believed by it and them to be in the best interests of the Partnership.

              (c)  No indemnification shall be permitted under this
Section 2 for amounts paid in settlement if either (A) the party claiming indemnification (the "Indemnitee") fails to notify the indemnifying party of the terms of any settlement proposed, at least fifteen (15) days before any amounts are paid or (B) the indemnifying party does not in its good faith business judgment approve the amount of the settlement within thirty (30) days of its receipt of notice of the proposed settlement. Notwithstanding the foregoing, the indemnifying party shall, at all times, have the right to offer to settle any matter with the approval of the Indemnitee (which approval shall not be withheld unreasonably) and if the indemnifying party successfully negotiates a settlement and tenders payment therefor to the Indemnitee, the Indemnitee must either use its reasonable best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the indemnifying party to the Indemnitee shall be the amount of said proposed settlement. Any indemnification under this
Section 2, unless ordered by a court, shall be made by the indemnifying party only as authorized in the specific case and only upon a determination by mutually acceptable independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth hereunder.

              (d) None of the provisions for indemnification in this Section 2 shall be applicable with respect to default judgments or confessions of judgment entered into by an Indemnitee, with its knowledge, without the prior consent of the indemnifying party.

              (e)  In the event that an Indemnitee under this
Section 2 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such Indemnitee shall be indemnified only for that portion of the Losses incurred in such action, suit or proceeding which relates to the matters for which indemnifica-tion can be made.

              (f) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or pro-ceeding against an Indemnitee shall be paid in advance of the final disposition of such action, suit or proceeding if (i) the legal action, suit or proceeding, if sustained, would entitle the Indemnitee to indemnification pursuant to the terms of this Section 2, and (ii) the Indemnitee undertakes to repay the advanced funds in cases in which the Indemnitee is not entitled to indemnification pursuant to the preceding paragraph, and (iii) in the case of advancement of expenses, the Indemnitee receives a written opinion of mutually ac-ceptable independent legal counsel that advancing such expenses is proper in the circumstances.

         3. Advisor Independence. The Advisor shall for all pur-poses herein be deemed to be an independent contractor with respect to the Partnership, the General Partner and each other commodity trading advisor that provides or may in the future provide commodity trading advisory services to the Partnership
(the other Advisors and each such other commodity trading advisor being collectively referred to herein as the "Other Advisors"), and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Partnership, the General Partner or any Other Advisor in any way or otherwise be deemed to be a general agent, joint venturer or partner of the Partnership, the General Partner or any Other Advisor, or in any way be responsible for the acts or omis-sions of the Partnership, the General Partner or any Other
Advisor as long as it is acting independently of such person.
The parties acknowledge that the Advisor has not been an organizer or promoter of the Partnership and has no responsibility and shall not be subject to liability in connection therewith.

         Nothing herein contained shall be deemed to require the Partnership or the Advisor to take any action contrary to the Partnership's Agreement of Limited Partnership or Certificate of Limited Partnership, or The Advisor's By-Laws or Articles of Incorporation, respectively, or any applicable statute, regulation or rule of any exchange or self-regulatory organization.

         The Partnership and the General Partner acknowledge that the Advisor's Trading Approach is its confidential property. Nothing in this Agreement shall require the Advisor to disclose the confidential or proprietary details of its Trading Approach. The Partnership and the General Partner further agree that they will keep confidential and will not disseminate the Advisor's trading advice to the Partnership, except as, and to the extent that, it may be determined by the General Partner to be (i) necessary for the monitoring of the business of the Partnership, including the performance of brokerage services by the Partnership's commodity broker(s), or (ii) expressly required by law or regulation.

         4. Commodity Broker and Counterparties. All Commodities trades for the account of the Partnership shall be made through such commodity brokers and counterparties as the General Partner directs pursuant to such procedures as are mutually agreed upon. The Advisor shall not have any authority or responsibility in selecting or supervising any broker or counterparty for execution of Commodities trades of the Partnership or for negotiating commission rates or other fees to be charged therefor. The Advisor shall not be responsible for determining that any such broker or counterparty used in connection with any Commodities transactions meets the financial requirements or standards imposed by the Partnership's Trading Policies and Limitations.
At the present time it is contemplated that the Partnership will effect all Commodities trades through Prudential
Securities Incorporated and its affiliates ("Prudential Securities"); provided, however, that the Advisor may execute futures transactions at such other broker(s), and upon such terms and conditions, as the Advisor and the General Partner agree if such broker(s) agree to "give up" all such transactions to Prudential Securities for clearance and the General Partner's consent to executing broker(s) shall not be unreasonably withheld. To the extent that the Partnership determines to utilize a broker or counterparty other than Prudential Securities, it will consult with the Advisor prior to directing it to utilize such broker(s) or counterparty(ies), and will not retain the services of such broker(s) or counterparty(ies), over the reasonable objection of the Advisor.

         5. Fees. In consideration of and in compensation for the performance of the Advisor's services under this Agreement, the Advisor shall receive from the Partnership
Management and Incentive Fees as set forth below within fifteen (15) days following the end of the period to which they relate, as follows:

              (a) A management fee (the "Management Fee") of 1/6 of 1% (2% per annum) of the portion of the Partnership's Net Asset Value allocated to it as of the last day of each calendar month. For purposes of determining such Management
Fee, any distributions and redemptions allocable to the Advisor made as of the last day of such month shall be added back to the Net Asset Value and there shall be no reduction for (i) the accrued Management Fee being calculated, or (ii) any fees due the Advisor under paragraph (b) below accrued as of the last day of such month or (iii) any reallocation of assets as of the last day of such month, or (iv) any accrued but unpaid extraordinary expenses. The Management Fee for any month in which the Advisor manages all or any portion of the Net Asset Value of the Partnership allocated to it for less than a full month shall be prorated, such proration to be calculated on the basis of the number of days in the month the Net Asset Value allocated to the Advisor was under the Adv-isor's management as compared to the total number of days in such month.

              (b) A quarterly incentive fee (the "Incentive Fee") of twenty-three percent

(23%) of New High Net Trading Profits
(as hereinafter defined) achieved on the portion of the Partnership's Net Asset Value allocated to the Advisor. New High Net Trading Profits for the Advisor shall be computed as of the close of trading on the last day of each calendar quarter. The first Incentive Fee which may be due and owing to the Advisor in respect of any New High Net Trading Profits shall be computed as of December 31, 1997. New High Net Trading Profits shall be computed solely on the performance of the Advisor and shall not include or be affected by the performance of any Other Advisor. The Advisor shall not be required to make up any trading losses which may have been incurred by any previous advisor or any Other Advisor before the Advisor is eligible to receive any incentive fees.

         "New High Net Trading Profits" (for purposes of calcu-lating the Advisor's Incentive Fee only) for each calendar quarter is defined as the excess (if any) of (A) the Net Asset Value of the Partnership allocated to the Advisor as of the last day of any calendar quarter, over (B) the Net Asset Value of the Partnership allocated to the Advisor as of the last day of the most recent preceding calendar quarter for which an Incentive Fee was earned (or the date the Advisor commenced trading the Partnership's Net Asset Value, whichever date the Net Asset Value allocated to it was higher). In computing New High Net Trading Profits:

              (1) The Net Asset Value of (A) in the preceding sentence shall be reduced by Management Fees for such quarter together with brokerage commissions and other transaction costs attributable to the Advisor's trading activities, general administrative charges attributable to the pro rata portion of the Partnership's Net Asset Value allocated to the Advisor for trading, and extraordinary expenses, if any, directly attributable to the

Advisor;

              (2) The Net Asset Value of (B) in the preceding sentence shall be reduced by Management and Incentive Fees for such quarter together with brokerage commissions and other transaction costs attributable to the Advisor's trading activities, general administrative charges attributable to the pro rata portion of the Partnership's Net Asset Value allocated to the Advisor for trading, and extraordinary expenses, if any, directly attributable to the Advisor;

              (3) The difference between (A) and (B) in the preceding sentence shall be (i) decreased by all interest earned on the portion of the Partnership's Net Asset Value allocated to the Advisor between the dates referred to in (A) and (B), and (ii) increased by (x) any distributions or redemptions allocable to the Advisor and paid or payable by the Partnership as of, or subsequent to, the date in (B) through the date in (A); as well as (y) losses (including losses incurred from the date of the last Incentive Fee paid or payable), if any, associated with redeemed Units allocable to the Advisor, and (iii) adjusted (either increased or decreased, as the case may be) to reflect any additional allocations or negative reallocations of the Partnership's Net Asset Value to or from the Advisor from the date in (B) to the last day of the calendar quarter as of which the current In-centive Fee calculation is made.

         For purposes of calculating the first Incentive Fee payable to the Advisor, the date referred to in (B) shall be the date of this Agreement.

         If there is a cumulative loss when a withdrawal is made from the Net Asset Value allocated to the Advisor for any reason, such loss shall be reduced by the proportionate amount of the loss attributable to the monies being withdrawn.

         If an Incentive Fee shall have been paid by the Partnership to the Advisor in respect of any calendar quarter and the Advisor shall incur subsequent losses on the portion of the Partnership's Net Asset Value under its management, the Advisor shall nevertheless be entitled to retain amounts previously paid to it in respect of New High Net Trading Profits.

              (c) Neither the Advisor nor any of its employees shall receive any commissions, compensation, remuneration or payments whatsoever from any broker or counterparty which effects commodities transactions in the Partnership's account.

         6.   Term and Termination.

              (a) Term. This Agreement shall commence on the date hereof and, unless sooner terminated, shall continue in effect until the close of business on December 31, 1998. Thereafter, this Agreement shall be renewed automatically on the terms and conditions set forth herein for additional successive twelve
(12) month terms, each of which shall commence on the first day of the month subsequent to the conclusion of the preceding twelve (12) month term, unless this Agreement is terminated pursuant to paragraphs (b), (c) or (d) of this Section 6. The automatic renewal(s) set forth in the preceding sentence hereof shall not be affected by (i) any reallocation of Partnership's Net Asset Value away from the Advisor pursuant to Section 7 of this Agreement, or (ii) the retention of Other Advisors following a reallocation, or otherwise.

              (b) Automatic Termination. This Agreement shall terminate automatically in the event that the Partnership is terminated. This Agreement shall terminate automatically with respect to the Advisor, upon notice from the General Partner, without affecting the continuation of this Agreement with any Other Advisor in the event that the Advisor's allocable percentage of the Partnership's Net Asset Value at the close of trading on any business day is equal to or less than the Termination Amount. The "Termination Amount" shall be an amount equal to 66-2/3% of the portion of the Partnership's
Net Asset Value allocated to the Advisor's management on the date it commences Commodities trading activities for the Partnership, or the first day of any calendar year, whichever day the Net Asset Value allocated to the Advisor is higher, in either case, as adjusted on an ongoing basis by the percentage decline(s) or increases in that portion of the Partnership's Net Asset Value allocated to the Advisor's management caused by distributions, redemptions and permitted reallocations, and new allocations to the Advisor covered by reallocations away from other trading advisors, respectively. Each redemption and distribution of funds shall have the effect of reducing the Termination Amount by an amount equal to the portion of such redemption or distribution allocable to the Advisor. Reallocations of funds away from the Advisor shall reduce the Termination Amount dollar for dollar.

              (c) Optional Termination Right of Partnership. This Agreement may be terminated at any time in the sole discretion of the General Partner upon at least thirty (30) days' prior written notice to the Advisor. The General Partner will use its best efforts to cause any such termination to occur as of a month-end.

              (d)  Optional Termination Right of Advisor.  The
Advisor shall have the right to terminate this Agreement (1) upon written notice to the General Partner at least thirty
(30) days' prior to the end of each month of this Agreement;
and (2) upon thirty (30) days' prior written notice to the General Partner in the event (i) of the receipt by the Advisor of an opinion of independent counsel satisfactory to the Advisor and the Partnership that by reason of the Advisor's activities with respect to the Partnership, the Advisor is required to register as an investment adviser under the Investment Advisers Act of 1940; (ii) that the registration of the General Partner as a commodity pool operator under the CE Act, or its NFA membership as a commodity pool operator is re-voked, suspended, terminated or not renewed; (iii) the General
Partner imposes additional trading limitation(s) pursuant to
Section 1 of this Agreement which the Advisor does not agree to follow in its management of the Partnership's Net Asset
Value or the General Partner overrides a trading instruction of the Advisor; (iv) if the Net Asset Value allocated to the Advisor decreases, for any reason, to less than $2,000,000;
(v) the General Partner elects (pursuant to Section 1 of this
Agreement) to have the Advisor use a different Trading
Approach in the Advisor's management of Partnership assets from that which the Advisor is then using to manage such assets and the Advisor objects to using such different Trading
Approach; (vi) there is an unauthorized assignment of this Agreement by the Partnership or the General Partner; or (vii) other good cause is shown and the written consent of the General Partner is obtained (which shall not be withheld unreasonably).

              (e) In the event that this Agreement is terminated pursuant to subparagraphs (b), (c) or (d) of this Section 6, the Advisor shall be entitled to, and the Partnership shall pay, the Management Fee and the Incentive Fee, if any, which shall be computed (A) with respect to the Management Fee, on a pro rata basis, based upon the portion of the month for which the Advisor had its portion of the Partnership's Net
Asset Value under management, and (B) with respect to the Incentive Fee, if any, as if the effective date of termination was the last day of the then current calendar quarter. The rights of the Advisor to fees earned through the earlier to occur of the date of expiration or termination of this Agreement shall survive this Agreement until satisfied.

         7. Reallocation of Funds. The General Partner may, at any month-end, in its sole discretion, upon at least three (3) days' prior written notice, reallocate a portion of the Partnership's Net Asset Value then allocated to the Advisor's management away from the Advisor.

         8.   Liquidation of Positions.

              The Advisor agrees to liquidate open positions in the amount that the General Partner informs the Advisor, in writing via telecopy or other equivalent means, that the General Partner considers necessary or advisable to liquidate in order to (i) effect any termination or reallocation pursuant to Sections 6 or 7, respectively, or (ii) fund its pro rata share of any redemption, distribution or Partnership expense. The General Partner shall not, however, have authority to instruct the Advisor as to which specific open positions to liquidate, except as provided in Section 1 here-of. The General Partner shall provide the Advisor with such reasonable prior notice of such liquidation as is practicable under the circumstances and will endeavor to provide at least three (3) business days' prior notice. In the event that losses incurred by the Advisor exceed the assets allocated to the Advisor, the General Partner will withdraw the funds necessary to cover such excess losses pro rata from the assets under the management of all Other Advisors.

         9.   Other Accounts of the Advisor.

              (a) Subject to paragraph (b) of this Section 9, the Advisor shall be free to manage and trade accounts for other investors (including other public and private commodity pools) during the term of this Agreement and to use the same or other information and Trading Approach utilized in the performance of services for the Partnership for such other accounts so long as the Advisor's ability to carry out its obligations and duties to the Partnership pursuant to this Agreement is not materially impaired thereby. In addition, the Advisor and its employees, as applicable, also will be permitted to trade in Commodities for their own accounts, so long as the Advisor's ability to carry out its obligations and duties to the Partnership is not materially impaired thereby.

              (b)  Furthermore, so long as the Advisor is
performing services for the Partnership, it agrees that it will not accept additional capital for management in the Commodities markets if doing so would have a reasonable likelihood of resulting in the Advisor having to modify materially its agreed upon Trading Approach being used for the Partnership in a manner which might reasonably be expected to have a material adverse effect on the Partnership (without limiting the generality of the foregoing, it is understood that this paragraph shall not prohibit the acceptance of additional capital, which acceptance requires only routine ad-justments to trading patterns in order to comply with speculative position limits or daily trading limits).

              (c) The Advisor agrees, in its management of accounts other than the account of the Partnership, that it will not knowingly or deliberately favor any other account managed or controlled by him or any of its employees or affiliates (in whole or in part) over the Partnership. The preceding sentence shall not be interpreted to preclude inter alia (i) the Advisor from charging another client fees which differ from the fees to be paid to it hereunder, or (ii) an adjustment by the Advisor in the implementation of any agreed upon Trading Approach in accordance with the procedures set forth in Section 1 hereof, which is undertaken by the Advisor in good faith in order to accommodate additional accounts. The Advisor, upon reasonable request and receipt of adequate assurances of confidentiality, shall provide the General Partner with an explanation of the differences, if any, in performance between the Partnership and any other similar account pursuant to the same Trading

Approach for which the Advisor or any of its affiliates acts as a commodity trading advisor (in whole or in part).

              (d) Upon reasonable notice from the General Partner, the Advisor shall permit the General Partner to review at the Advisor's offices during normal business hours such trading records as it reasonably may request for the purpose of confirming that the Partnership has been treated equitably with respect to advice rendered during the term of this Agreement by the Advisor for other accounts managed by the Ad-visor, which the parties acknowledge to mean that the General Partner may inspect, subject to such restrictions as the Advisor may reasonably deem necessary or advisable so as to preserve the confidentiality of proprietary information and the identity of its clients, all trading records of the Advisor as it reasonably may request related to such other accounts during normal business hours. The Advisor may, in its discretion, withhold from any such report or inspection the identity of the client for whom any such account is maintained and in any event, the Partnership and the General Partner shall keep all such information obtained by it from the Advisor confidential.

         10. Speculative Position Limits. If, at any time during the term of this Agreement, it appears to the Advisor that it may be required to aggregate the Partnership's Commodities positions with the positions of any other accounts it owns or controls for purposes of applying the speculative position limits of the CFTC, any exchange, self-regulatory body, or governmental authority, the Advisor promptly will notify the General Partner if the Partnership's positions are included in an aggregate amount which equals or exceeds one hundred percent (100%) of the applicable speculative limit. The
Advisor agrees that, if its trading recommendations pursuant to its agreed upon Trading Approach are altered because of the potential application of speculative position limits, the Advisor will modify its trading instructions to the Partnership and its other accounts in a good faith effort to achieve an equitable treatment of all accounts. The Advisor presently believes that its Trading Approach for the management of the Partnership's account can be implemented for the benefit of the Partnership notwithstanding the possibility that, from time to time, speculative position limits may become applicable.

         11.  Redemptions, Distributions and Reallocations.

              (a) The General Partner agrees to give the Advisor at least three (3) business days' prior notice of any proposed redemptions, distributions or reallocations.

              (b) Redemptions and distributions shall be charged against the various Partnership accounts managed by its trading advisors, including the Advisor, in such proportions as the General Partner, in its discretion, determines to be in the Partnership's best interests.

         12. Brokerage Confirmations and Reports. The General Partner will instruct the Partnership's brokers and counterparties to furnish the Advisor with copies of all trade confirmations, daily equity runs, and monthly trading statements relating to the Partnership's assets under the management of the Advisor. The Advisor will maintain records and will monitor all open positions relating thereto;
provided, however, that except as provided in Section 1(f) hereof, the Advisor shall not be responsible for any execution errors. The General Partner also will furnish the Advisor with a copy of all reports, including but not limited to, monthly, quarterly and annual reports, sent to the limited partners, the Securities and Exchange Commission ("SEC"), the CFTC and the NFA. The Advisor shall, at the General Partner's request, provide the General Partner with copies of all trade confirma-tions, daily equity runs, monthly trading reports or other reports sent to the Advisor by the Partnership's brokers and counterparties regarding the Partnership, and in the Advisor's possession or control, as the General Partner deems appropriate, if the General Partner cannot obtain such copies on its own behalf. Upon request, the General Partner will provide the Advisor with accurate information with respect to the Partnership's then current Net Asset Value and Net Asset Value per Unit.

         13.  The Advisor's Representations and Warranties.  The
Advisor represents and warrants that:

              (a) It has full corporate capacity and authority to enter into this Agreement, and to provide the services required of it hereunder;

              (b) It will not by entering into this Agreement and by acting as a commodity trading advisor to the Partnership,
(i) be required to take any action contrary to its incorporating documents, any applicable statute, law or regulation of any jurisdiction or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement;

              (c) It is duly registered as a commodity trading advisor under the CE Act and is a member of the NFA as a com-modity trading advisor and it will maintain and renew such registration and membership during the term of this Agreement, and has complied, and will continue to comply, with all laws, rules and regulations having application to its business, including but not limited to rules and regulations promulgated by the CFTC and NFA.

              (d) A copy of its most recent Commodity Trading Ad-visor Disclosure Document, as required by Part 4 of the CFTC's regulations, has been provided to the Partnership in the form of Exhibit B hereto and, except as disclosed in such Disclosure Document, all information in such Disclosure
Document (including, but not limited to, background, performance, trading methods and trading systems) is true, complete and accurate in all material respects and is in conformity in all material respects with the provisions of the CE Act including the rules and regulations thereunder;

              (e) The amount of Partnership assets to be allocated to the Advisor should not, in the reasonable judgment of the Advisor, result in the Advisor being required to alter its Trading Approach to a degree which would be expected to have a material adverse effect on the Partnership;

              (f) Neither the Advisor nor its stockholders, directors, officers, employees, agents, principals or affiliates, nor any of its or their respective successors or assigns: (i) shall knowingly or deliberately use or distribute for any purpose whatsoever any list containing the names and/or residence addresses of, and/or other information about, the limited partners of the Partnership; nor (ii) shall solicit any person it or they know is a limited partner of the Partnership for the purpose of soliciting commodity business from such limited partner, unless such limited partner shall have first contacted the Advisor or is already a client of the Advisor or a prospective client with which the Advisor has commenced discussions or is introduced or referred to the Advisor by an unaffiliated agent other than in violation of clause (i);

              (g) This Agreement has been duly and validly executed and delivered and is a valid and binding agreement, enforceable against it in accordance with its terms;

              (h)  Menachem Sternberg and Liora Sternberg
concentrate, and will continue to concentrate during the term of this Agreement, their activities at the Advisor on portfolio management; and

              (i) There is not pending, or to the best of its knowledge, threatened or contemplated, any action, suit or proceeding before any court or arbitration panel, or before or by any governmental, administrative or self-regulatory body, to which the Advisor or its stockholders, directors, officers, employees, agents, principals or affiliates is a party, or to which any of its assets is subject, which might reasonably be expected to result in any material adverse change in the condition of the Advisor (financial or otherwise), business or prospects or reasonably might be expected to affect adversely in any material respect any of the Advisor's assets or which reasonably might be expected to (A) materially impair the Advisor's ability to discharge its obligations to the Partnership, or (B) result in a matter which would require disclosure in its Disclosure Document which has not been so disclosed; and the Advisor has not received any notice of an investigation by (i) the NFA regarding noncompliance with NFA rules or the CE Act, (ii) the CFTC regarding noncompliance with the CE Act, or the rules and regulations thereunder, or
(iii) any exchange regarding noncompliance with the rules of such exchange, which investigation reasonably might be expected to (1) materially impair its ability to discharge its obligations to the Partnership, or (2) result in a matter which would require disclosure in its Disclosure Document which has not been so disclosed.

         The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the Advisor promptly will notify the Partnership in writing thereof.

         14. The General Partner's Representations and Warranties. The General Partner represents and warrants on behalf of the Partnership and itself that:

              (a) It has full corporate and other capacity and authority to enter into this Agreement;

              (b) It will not, by acting as general partner to the Partnership or by entering into this Agreement, (i) be re-quired to take any action contrary to its incorporating or partnership documents or any applicable statute, law or regulation of any jurisdiction, or (ii) breach or cause to be breached (A) any undertaking, agreement, contract, statute, rule, regulation, to which it or the Partnership is a party or by which it or the Partnership is bound or (B) any order of any court or governmental or regulatory agency having jurisdiction over the Partnership or the General Partner, which in the case of (i) or (ii) would materially limit or materially adversely affect the performance of its or the Partnership's duties under this Agreement;

              (c) The Partnership and the General Partner have obtained all required governmental and regulatory licenses, registrations and approvals required by law as may be necessary to act as described in the Partnership's
Registration Statement and Prospectus, including, without limitation, registration as a commodity pool operator under the CE Act and membership as a commodity pool operator in the NFA. The General Partner will maintain and renew the foregoing registrations, licenses, memberships and approvals, as appropriate, during the term of this Agreement;

              (d) The Partnership and the General Partner have complied, and will continue to comply, with all laws, rules and regulations having application to its or their business, including but not limited to rules and regulations promulgated by the CFTC and NFA, and there are no actions, suits or proceedings pending or, to the best of the knowledge of the Partnership or the General Partner, threatened against it or them, at law or in equity or before or by any federal, state, municipal or other governmental or regulatory department, commission, board, bureau, agency or instrumentality, or by any commodity or security exchange worldwide in which an adverse decision would materially and adversely affect the ability of the Partnership or the General Partner to comply with, and perform their obligations under, this Agreement;

              (e) This Agreement has been duly and validly authorized, executed and delivered, and is a valid and binding agreement, enforceable against each of them, in accordance with its terms; and

              (f) On the date hereof, it is, and during the term of this Agreement, it will be (i) in the case of the Partnership, a duly formed and validly existing limited partnership, and (ii) in the case of the General Partner, a duly formed and validly existing corporation, in each case, in good standing under the laws of the State of Delaware, and in good standing and qualified to do business in each jurisdiction in which the nature and conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to perform its obligations under this Agreement; and

              (g) All authorizations, consents or orders of any court, or of any federal, state or other governmental or regulatory agency or body required for the valid authorization, issuance, offer and sale of the Partnership's
Units were obtained, and, to the best of its knowledge, after due inquiry no order preventing or suspending the use of the Prospectus with respect to the Units was issued by the SEC, the CFTC or the NFA. The Partnership's Registration Statement and Prospectus contained all statements which were required to be made therein, conformed in all material respects with the requirements of the Securities Act of 1933, as amended and the CE Act, and the rules and regulations of the SEC and the CFTC, respectively, thereunder, and with the rules of the NFA, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Prospectus, in light of the circumstances in which they were made) not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to the General Partner, the Partnership or to Prudential Securities by or on behalf of the trading advisors referenced in the Registration Statement or Prospectus, including, without limitation, all references to those trading advisors and their affiliates, controlling persons, shareholders, directors, officers and employees, as well as to each such trading advisor's trading approach and past performance history.

              (h) The Partnership's offering of its Units has terminated and there are not currently, and will not be in the future, any offering materials in use by the Partnership or the General Partner in connection with the offer or sale of Units in the Partnership.

         The within representations and warranties shall be continuing during the term of this Agreement, and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner promptly will notify the Advisor in writing.
         15. Assignment. This Agreement may not be assigned by any of the parties hereto without the express prior written consent of the other parties hereto.

         16. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and permitted assigns of each of them, and no other person
(except as otherwise provided herein) shall have any right or obligation under this Agreement. The terms "successors" and "assigns" shall not include any purchasers, as such, of Units.

         17. Amendment or Modification. This Agreement may not be amended or modified except by the written consent of the parties hereto.

         18. Notices. Except as otherwise provided herein, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally, by registered mail, postage prepaid, return receipt requested, or by telecopy, as follows (or to such other address as the party entitled to notice shall hereafter designate by written notice to the other parties):

If to the General Partner:                  If to the Partnership:
Prudential Securities Futures               Prudential Securities Aggressive
  Management Inc.                           Growth Fund, L.P.
One New York Plaza, 13th floor              c/o Prudential Securities Futures
New York, New York 10292-2585               Management Inc.
Attention:  James M. Kelso                  One New York Plaza, 13th floor
Facsimile:  (212) 778-7867                  New York, New York 10292-2585
                                            Attention:  James M. Kelso
                                            Facsimile:  (212) 778-7867
and in either case with a copy to:

Prudential Securities Incorporated
One New York Plaza, 13th Floor
New York, New York 10292-2585
Attention:  James M. Kelso
Facsimile:  (212) 778-7867

and, with respect to legal notices,
a copy to:

Rosenman & Colin LLP
575 Madison Avenue
New York, New York 10022
Attention:  Fred M. Santo, Esq.
Facsimile:  (212) 940-7079

If to the Advisor:

Eagle Trading Systems, Inc.
701 Mount Lucas Road
Princeton, New Jersey 08542
Attention:  Liora Sternberg
Facsimile:  (609) 497-5813


         19. Governing Law. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

         20. Survival. The provisions of this Agreement shall survive the termination of this Agreement with respect to any matter arising while this Agreement was in effect.

         21. Disclosure Document Modifications. The Advisor shall promptly furnish the General Partner with a copy of all modifications to its Disclosure Document when available for distribution. Upon receipt of any modified Disclosure
Document by the General Partner, the General Partner will provide the Advisor with an acknowledgement of receipt thereof.

         22. Promotional Literature. The parties agree that prior to using any promotional or other material in which reference to the other parties hereto is made (including reports to clients), they shall furnish a copy of such information to the other parties and will not make use of any literature containing references to such other parties to which such other parties object, except as otherwise required by law or regulation.

         23. No Waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or fur-ther exercise thereof or the exercise of any other right, power or remedy. Any waiver granted hereunder must be in writing and shall be valid only in the specific instance in which given.

         24. Headings. Headings to Sections herein are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

         25. Complete Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding upon the parties hereto.

         26. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

              IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.


PRUDENTIAL SECURITIES             PRUDENTIAL SECURITIES FUTURES
  AGGRESSIVE GROWTH FUND, L.P.           MANAGEMENT INC.


By: PRUDENTIAL SECURITIES FUTURES
      MANAGEMENT INC.,            By: /s/ Eleanor L. Thomas
                                    ---------------------------------
Its: General Partner                Eleanor L. Thomas, Vice President


By:  /s/ James M. Kelso
   ---------------------
   James M. Kelso, President


EAGLE TRADING SYSTEMS, INC.

By: /s/ Liora Sternberg
   ----------------------
   Liora Sternberg, President

                                EXHIBIT "A"

         "Net Asset Value" means the total assets, including, but not limited to, all cash and cash equivalents (valued at cost plus accrued interest and amortization of original issue discount) less total liabilities, of the Partnership, each determined on the basis of generally accepted accounting principles in the United States, consistently applied under the accrual method of accounting ("GAAP"), including, but not limited to, the extent specifically set forth below:

         (a) Net Asset Value shall include any unrealized profit or loss on open Commodities Positions, and any other credit or debit accruing to the Partnership but unpaid or not received by the Partnerships.

         (b) All open commodity futures contracts and options traded on a United States exchange are calculated at their then current market value, which shall be based upon the settlement price for that particular commodity futures contract and option traded on the applicable United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a United States exchange could not be liquidated on such day, due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise, the settlement price on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open commodity futures contracts and options traded on a non-United States exchange shall be based upon the liquidating value for that particular commodity futures contract and option traded on the applicable non-United States exchange on the date with respect to which Net Asset Value is being determined; provided, that if a commodity futures contract or option traded on a non-United States exchange could not be liquidated on such day, due to the operation of rules of the exchange upon which that position is traded or otherwise, the liquidating value on the first subsequent day on which the position could be liquidated shall be the basis for determining the market value of such position for such day. The current market value of all open forward contracts entered into by the Partnership shall be the mean between the last bid and last asked prices quoted by the bank or financial institution which is a party to the contract on the date with respect to which Net Asset Value is being determined; provided, that if such quotations are not available on such date, the mean between the last bid and asked prices on the first subsequent day on which such quotations are available shall be the basis for determining the market value of such forward contract for such day. The General Partner may in its discretion value any assets of the Partnership pursuant to such other principles as it may deem fair and equitable.

         (c) Interest earned on the Partnership's commodity brokerage account shall be accrued at least monthly; and

         (d)  The amount of any distribution made pursuant to
Article VIII of the Partnership's Partnership Agreement shall be a liability of the Partnership from the day when the distribution is declared until it is paid.

                                 EXHIBIT "B"

                             DISCLOSURE DOCUMENT

                    For Trading Programs to be Directed by


                          EAGLE TRADING SYSTEMS INC.

                             701 Mount Lucas Road
                         Princeton, New Jersey 08542
                          Telephone: (609) 497-5810
                          Facsimile: (609) 497-5813



THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE
MERITS OF PARTICIPATING IN THIS TRADING PROGRAM NOR HAS THE
COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE
DOCUMENT.


February 10, 1997

                          RISK DISCLOSURE STATEMENT

         THE RISK OF LOSS IN TRADING COMMODITIES CAN BE SUBSTANTIAL. YOU SHOULD THEREFORE CAREFULLY CONSIDER WHETHER SUCH TRADING IS SUITABLE
FOR YOU IN LIGHT OF YOUR FINANCIAL CONDITION.  IN CONSIDERING WHETHER
TO TRADE OR TO AUTHORIZE SOMEONE ELSE TO TRADE FOR YOU, YOU SHOULD BE AWARE OF THE FOLLOWING:

         IF YOU PURCHASE A COMMODITY OPTION, YOU MAY SUSTAIN A TOTAL LOSS OF THE PREMIUM AND ALL TRANSACTION COSTS.

         IF YOU PURCHASE OR SELL A COMMODITY FUTURE OR SELL A COMMODITY OPTION, YOU MAY SUSTAIN A TOTAL LOSS OF THE INITIAL MARGIN FUNDS AND ANY ADDITIONAL FUNDS THAT YOU DEPOSIT WITH YOUR BROKER TO ESTABLISH
OR MAINTAIN YOUR POSITION.  IF THE MARKET MOVES AGAINST YOUR
POSITION, YOU MAY BE CALLED UPON BY YOUR BROKER TO DEPOSIT A SUBSTANTIAL AMOUNT OF ADDITIONAL MARGIN FUNDS, ON SHORT NOTICE, IN ORDER TO MAINTAIN YOUR POSITION. IF YOU DO NOT PROVIDE THE REQUIRED FUNDS WITHIN THE PRESCRIBED TIME, YOUR POSITION MAY BE LIQUIDATED AT
A LOSS, AND YOU WILL BE LIABLE FOR ANY RESULTING DEFICIT IN YOUR
ACCOUNT.

         UNDER CERTAIN MARKET CONDITIONS, YOU MAY FIND IT DIFFICULT OR IMPOSSIBLE TO LIQUIDATE A POSITION. THIS CAN OCCUR, FOR EXAMPLE,
WHEN THE MARKET MAKES A "LIMIT MOVE".

     THE PLACEMENT OF CONTINGENT ORDERS BY YOU OR YOUR TRADING
ADVISOR, SUCH AS A "STOP-LOSS" OR "STOP-LIMIT" ORDER, WILL NOT
NECESSARILY LIMIT YOUR LOSSES TO THE INTENDED AMOUNTS, SINCE MARKET CONDITIONS MAY MAKE IT IMPOSSIBLE TO EXECUTE SUCH ORDERS.

     A "SPREAD" POSITION MAY NOT BE LESS RISKY THAN A SIMPLE "LONG" OR "SHORT" POSITION.

     THE HIGH DEGREE OF LEVERAGE THAT IS OFTEN OBTAINABLE IN
COMMODITY TRADING CAN WORK AGAINST YOU AS WELL AS FOR YOU. THE USE OF LEVERAGE CAN LEAD TO LARGE LOSSES AS WELL AS GAINS.

     IN SOME CASES, MANAGED COMMODITY ACCOUNTS ARE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT AND ADVISORY FEES. IT MAY BE NECESSARY FOR THOSE ACCOUNTS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS AT PAGES 10 AND 11 A COMPLETE DESCRIPTION OF EACH FEE TO BE CHARGED TO YOUR ACCOUNT BY THE COMMODITY TRADING ADVISOR.

     THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER SIGNIFICANT ASPECTS OF THE COMMODITY MARKETS. YOU SHOULD THEREFORE CAREFULLY STUDY THIS DISCLOSURE DOCUMENT AND COMMODITY TRADING BEFORE YOU TRADE, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGES 9 AND 10.

     YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR
MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE

EFFECTED. BEFORE YOU TRADE YOU SHOULD INQUIRE ABOUT ANY RULES RELEVANT TO YOUR PARTICULAR CONTEMPLATED TRANSACTIONS AND ASK THE FIRM WITH WHICH YOU INTEND TO TRADE FOR DETAILS ABOUT THE TYPES OF REDRESS AVAILABLE IN
BOTH YOUR LOCAL AND OTHER RELEVANT JURISDICTIONS.

     THIS COMMODITY TRADING ADVISOR IS PROHIBITED BY LAW FROM
ACCEPTING FUNDS IN THE TRADING ADVISOR'S NAME FROM A CLIENT FOR
TRADING COMMODITY INTERESTS. YOU MUST PLACE ALL FUNDS FOR TRADING IN THIS TRADING PROGRAM DIRECTLY WITH A FUTURES COMMISSION MERCHANT.

                            TABLE OF CONTENTS

     RISK DISCLOSURE STATEMENT . . . . . . . . . . . . . . . . . . . . . .2

     SPECIAL DISCLOSURE STATEMENT
     FOR NOTIONALLY FUNDED ACCOUNTS. . . . . . . . . . . . . . . . . . . .5

     EAGLE TRADING SYSTEMS, INC. . . . . . . . . . . . . . . . . . . . . .6

     TRADING APPROACH. . . . . . . . . . . . . . . . . . . . . . . . . . .7

     PRINCIPAL RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . .9

     ADVISORY FEES . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

     ACTUAL OR POTENTIAL CONFLICTS
     OF INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

     BROKERAGE ACCOUNTS. . . . . . . . . . . . . . . . . . . . . . . . . 12

     PAST PERFORMANCE INFORMATION. . . . . . . . . . . . . . . . . . . . 12

                         SPECIAL DISCLOSURE STATEMENT
                        FOR NOTIONALLY FUNDED ACCOUNTS

     YOU SHOULD REQUEST YOUR COMMODITY TRADING ADVISOR TO ADVISE YOU OF THE AMOUNT OF CASH OR OTHER ASSETS (ACTUAL FUNDS) WHICH SHOULD BE DEPOSITED TO THE ADVISOR'S TRADING PROGRAM FOR YOUR ACCOUNT TO BE CONSIDERED "FULLY FUNDED." THIS IS THE AMOUNT UPON WHICH THE COMMODITY TRADING ADVISOR WILL DETERMINE THE NUMBER OF CONTRACTS TRADED IN YOUR ACCOUNT AND SHOULD BE AN AMOUNT SUFFICIENT TO MAKE IT UNLIKELY THAT ANY FURTHER CASH DEPOSITS WOULD BE REQUIRED FROM YOU OVER THE COURSE OF YOUR PARTICIPATION IN THE COMMODITY TRADING PROGRAM.

     YOU ARE REMINDED THAT THE ACCOUNT SIZE YOU HAVE AGREED TO IN
WRITING (THE "NOMINAL" OR "NOTIONAL" ACCOUNT SIZE) IS NOT THE MAXIMUM POSSIBLE LOSS THAT YOUR ACCOUNT MAY EXPERIENCE.

     YOU SHOULD CONSULT THE ACCOUNT STATEMENTS RECEIVED FROM YOUR FUTURES COMMISSION MERCHANT IN ORDER TO DETERMINE THE ACTUAL ACTIVITY IN YOUR ACCOUNT, INCLUDING PROFITS, LOSSES AND CURRENT CASH EQUITY BALANCE. TO THE EXTENT THAT THE EQUITY IN YOUR ACCOUNT IS AT ANY TIME LESS THAN THE NOMINAL ACCOUNT SIZE YOU SHOULD BE AWARE OF THE
FOLLOWING:

     1.    ALTHOUGH YOUR GAINS AND LOSSES, FEES AND COMMISSIONS
MEASURED IN DOLLARS WILL BE THE SAME, THEY WILL BE GREATER WHEN
EXPRESSED AS A PERCENTAGE OF ACCOUNT EQUITY.

     2.    YOU MAY RECEIVE MORE FREQUENT AND LARGER MARGIN CALLS.

     3. THE DISCLOSURES WHICH ACCOMPANY THE PERFORMANCE TABLES MAY BE USED TO CONVERT THE RATES-OF-RETURN ("RORs") IN THE PERFORMANCE TABLES TO THE CORRESPONDING RORs FOR PARTICULAR PARTIAL FUNDING
LEVELS.

EAGLE TRADING SYSTEMS INC.

  EAGLE TRADING SYSTEMS INC. ("EAGLE") is a Delaware corporation formed in May, 1993 to provide commodity trading advisory services to selected clients. EAGLE has been registered with the Commodity Future Trading Commission ("CFTC") as a commodity pool operator and commodity trading advisor ("CTA") since June 22, 1993, and is a member of the National Futures Association ("NFA"). All of EAGLE's stock is owned directly and in trust by Liora and Menachem Sternberg, who are directors of EAGLE. EAGLE acquired all right, title and interest in the Eagle systems as of March 31, 1993 and continues the systematic advisory services pursuant to the Eagle systems previously provided by Tiverton Trading Incorporated ("Tiverton") whose principal is unrelated to EAGLE. EAGLE has been independently responsible for the operation of the Eagle systems since August 1, 1993. The business offices of EAGLE are located at 701 Mount Lucas Road, Princeton, New Jersey 08542, telephone (609) 497-5810, facsimile (609) 497-5813.

  Menachem Sternberg is the Chairman of the Board and Chief Executive Officer of Eagle and is a member of the NFA. Prior to joining Eagle in January 1997, Mr. Sternberg was a Senior Vice President and senior trader at Caxton Corporation, ("Caxton"), and since July 1995, also was a principal of Caxton Associates L.L.C. Caxton is a New York based money management firm investing in the foreign exchange, global financial, and commodities markets.

  Prior to joining Caxton in 1992, Mr. Sternberg was the President and a director of Tiverton, a registered commodity trading advisor. From August 1989 to December 1991, Mr. Sternberg also was a Managing Director of Global Research and Trading Ltd., a corporation engaged in the research and development of trading and investment strategies in the futures, forward and option markets. Prior thereto, Mr. Sternberg was employed by Commodities Corporation, (U.S.A.) from 1979 until December 31, 1989, first as a research consultant and subsequently as a First Vice President of CC (U.S.A.). In 1986, he became an employee of Tiverton in addition to his employment at CC (U.S.A.). Prior to joining CC (U.S.A.), Mrs. Sternberg was a systems analyst.

  Mr. Sternberg received a B.A. cum laude from Tel Aviv University and a Ph.D. in Economics from Princeton University. His doctoral dissertation, entitled "Uncertainty and the Use of Forward Contracts", dealt with theoretical issues concerning hedging and market behavior. In addition to his involvement in global financial markets, Mr. Sternberg has advised governmental and corporate clients as an economic consultant and has authored numerous research and academic papers. He also has served on the faculty of Ben Gurion University and as a visiting scholar at Princeton University.

  Liora Sternberg is the President and a Director of EAGLE and is a member of the NFA. Mrs. Sternberg has been involved in the computer industry since 1977. Starting in October 1982, she was employed by Menorah Insurance Company Ltd. as a system analyst, in charge of designing financial applications. From January 1984 until January 1992, she was managing the General Insurance computer applications department. Mrs. Sternberg initiated and supervised the development and implementation of a wide range of computer support systems, both at the management and operational levels. Her position required involvement in key management and business decisions of the company. Starting in January 1992, Mrs. Sternberg devoted her time to the study of financial markets and the design of computerized trading systems. In May 1993, Mrs. Sternberg formed and became the President of EAGLE. Mrs. Sternberg received a BA in Computer Science and Philosophy from Bar Ilan University in 1982.

  Nancy Goldak is a Vice President of EAGLE in charge of trade executions and operations. Prior to joining Eagle in May 1994, Mrs. Goldak was a Vice President of Reynwood Trading Corporation and managed its trading desk since November 1987. Mrs. Goldak performed duties involving treasury cash management, compliance and brokerage operations for Commodities Corporation (U.S.A.) N.V. from November 1979 to October 1987.

  See Past Performance information on page 12.

TRADING APPROACH

Systematic Trading Approach

  EAGLE is offering clients advisory services pursuant to a systematic trading approach. The approach is a computerized technical, trend-following approach which is based upon the systematization of strict trading rules, money management principles and volatility adjustment features. The systematic trading approach is designed to participate in intermediate and long-term trends while avoiding markets with excessive volatility. Decisions to initiate or liquidate positions are dependent upon computer-generated signals which are based on mathematical analysis of closing market prices and the incorporation of money management principles and predetermined risk parameters. Volatility adjustment features are designed to trigger profit-taking decisions and to avoid markets which exhibit excessive volatility.

Trading Programs

  EAGLE's systematic trading approach has served as a conceptual framework for the development of its trading systems. The systems were developed with the use of artificial intelligence techniques which were applied to simulate the operation of diverse combinations of trading rules using up to 15 years of historical market data (to the extent available). Once the systems are used in actual trading, they are constantly monitored and the trading rules are reevaluated to identify any need for refinements or modifications. The systems' trading rules incorporate trend following elements, money management principles, predetermined risk parameters and volatility adjustment features. The systems are designed to trade on a fully invested basis in markets exhibiting orderly intermediate and long-term trends, while avoiding markets characterized by excessive volatility or sharp price corrections. Sharp price corrections or high volatility will generally trigger a scale down or even complete liquidation of positions.

  EAGLE is currently offering to clients three trading programs, all of which incorporate the trading concepts embedded in its systematic trading approach.

The Eagle System

  The Eagle System presently tracks and may trade up to 37 different futures and forward markets trading on exchanges in the U.S. and abroad. The system covers a wide variety of commodities, currencies and US and global financial markets. On April 1, 1995, the Eagle System added 8 global markets to those previously traded, and most recently another global market (DAX) was added.

  Set forth hereafter is a list of the futures and forward contracts and markets which the Eagle System currently tracks and in which it may trade. Eagle in its sole discretion reserves the right to change the markets and exchanges in which it trades.

  SOFTS                            FOREIGN FINANCIAL      INSTRUMENTS
  Cocoa            CSC             German Bund              LIFFE
  Coffee           CSC             Short Sterling           LIFFE
  World Sugar #11  CSC             Gilt                     LIFFE
  Cotton           NYC             Notional                 MATIF
                                   Pibor                    MATIF
                                   JGB                      TSE(SIMEX)
                                   Euroyen                  TIFFE

  CURRENCIES                       GRAINS
  British Pound     IMM            Corn                     CBT
  Canadian Dollar   IMM            Wheat                    CBT
  German Mark       IMM            Soybean Meal             CBT
  Japanese Yen      IMM            Soybean Oil              CBT
  Swiss franc       IMM            Soybeans                 CBT

  ENERGY                           LIVESTOCK
  Crude Oil         NYM            Live Hogs                CME
  Heating Oil       NYM            Live Cattle              CME
                                   Pork Bellies             CME

  US FINANCIAL INSTRUMENTS         METALS
  Treasury Bonds    CBT            Gold                     CMX
  Treasury Notes    CBT            Silver                   CMX
  Eurodollar        CBT            Copper                   LME
                                   Aluminum                 LME

  STOCK AND STOCK INDEXES
  S&P 500 Index     IMM
  FTSE              LIFFE
  NIKKEI            SIMEX
  DAX               DTB

Exchange Legend- CBT-Chicago Board of Trade, CME-Chicago Mercantile Exch., CMX-Comex, NYM-NY Mercantile Exch., NYC-NY Cotton Exch, IMM-Int'l Monetary Mrkt, LIFFE-London Financial Exch, TIFFE-Tokyo In'l Financial Futures Exch, TSE-Tokyo Stock Exch, LME-London Metals Exch, SIMEX-Singapore Int'l Monetary Exch., DTB-Deutsche Terminboerse.

The Eagle-Global System

  The Eagle-Global System is identical to the Eagle System except for the exclusion of 8 less liquid commodity markets (cocoa, coffee, cotton, soybean meal, soybean oil, pork bellies, live cattle, and live hogs) from the 37 markets that the Eagle System tracks and in which it may trade. The Eagle-Global System commenced trading on August 1, 1995.

The Eagle-FX System

  The Eagle-FX System presently tracks and may trade up to 17 different foreign currencies. The system's trading is executed by using forward contracts in the interbank foreign exchange markets. The system's trading rules are similar to the ones used by the Eagle System, with some modification in view of the special nature of the currencies markets.

  Set forth hereafter is a list of currencies which the Eagle-FX system tracks and in which it may trade. Eagle in its sole discretion reserves the right to change the list of currencies in which it trades.

  Deutch Mark            Italian Lira             Austrian Schilling
  Japanese Yen           Dutch Guilder            Australian Dollar
  Swiss Franc            Belgian Franc            Singapore Dollar
  British Pound          Danish Krone             Finnish Marrka
  Canadian Dollar        Norwegian Krone          New Zealand Dollar
  French Franc           Swedish Krone


     Generally, when a client begins trading pursuant to one of EAGLE's systems, the client will experience a phase-in period during which the client's account will gradually become fully invested as new signals are being generated by the system. EAGLE will not attempt to initiate positions for a new client similar to the positions then held by existing clients unless, in EAGLE's sole discretion and judgment, EAGLE believes that such positions can be initiated within the same predetermined risk parameters which existed when the positions were initiated for the existing clients.

  Accordingly, new clients may experience materially different performance from existing clients until such time as they become fully invested.

     See Past Performance information on page 12.



                         PRINCIPAL RISK FACTORS

     No trading strategy can guarantee profits, of course, and EAGLE may modify its systematic trading approach at any time by refining the trading rules or the incorporation of additional markets. As explained in the Risk Disclosure Statement at the beginning of this Disclosure Document, futures and option trading is highly risky. The principal risks are as follows:

     Trading On Foreign Exchanges - EAGLE may trade contracts on exchanges and markets located outside the United States. Although it is not possible to predict the amount of trading which will be done on foreign exchanges, such trading will be done when it is thought advantageous to do so. For example, such markets may offer greater liquidity than domestic exchanges or trade in contracts which are not available on United States exchanges. The trading on such exchanges is not regulated by the CFTC (although the CFTC has promulgated regulations with respect to the offer and sale of foreign futures and options in the United States), and therefore may be subject to more risks than trading on domestic exchanges. For example, some foreign markets, in contrast to the United States exchanges, are "principals' markets" similar to the forward markets in which performance is the responsibility only of the individual member with whom the trader has entered into a contract and not of any exchange or clearing corporation. Trading on foreign exchanges might involve the additional risks of expropriation, burdensome or confiscatory taxation, moratoriums, exchange and investment controls, or political or diplomatic events which might adversely affect EAGLE's trading activities. In addition, unless trades are made to hedge against fluctuations in the exchange rate between the U.S. dollar and the currencies in which trading is done on such exchanges, any profits such trades might yield could be reduced or eliminated, or losses could be incurred by adverse changes in the exchange rate.

Forward Trading - EAGLE will engage in the trading of forward contracts. Forward contracting with domestic and foreign banks and broker-dealer firms currently is not regulated by the CFTC, and such contracts are not guaranteed by an exchange or its clearing house. Therefore, there is less protection against defaults in forward trading than there is in trading such commodities on an exchange. Since such forward contracts are not guaranteed by an exchange or clearing house, such a default could deprive an account of unrealized profits or force EAGLE to cover the account's commitments for purchase or resale, if any, at the then market price. Furthermore, there are no requirements with respect to record-keeping, financial responsibility, or segregation of customer funds and positions. The CFTC has, however, published in the Federal Register a statement concerning its jurisdiction over transactions in the foreign currency markets, including transactions of the type described herein. It is not possible to predict at this time whether EAGLE's activities in the foreign currency markets may be affected as a result of that statement. These activities could be materially affected by a significant restriction of the ability to trade in the foreign currency markets.

     Price Volatility - A principal risk in commodity trading is the traditional volatility (rapid fluctuation) in the market prices of commodities. For example, the rapid fluctuation of currency prices may be influenced by, among other things, changing supply and demand relationships; government trade, fiscal, monetary and exchange control policies; national and international political and economic events; change in balance of payments and trade; and changes in interest rates. In addition, governments from time to time enter the currency markets to influence prices directly, and in some cases may either revalue or devalue their national currency. Furthermore, policies may be undertaken which shift values between and among currencies.

     Leverage - Because of the leverage typically employed in commodities trading, a relatively small movement in the market price of a commodity contract may result in a disproportionately large profit or loss. The effect of leverage on profits and losses may be exacerbated if clients do not fully fund their accounts.

     Stop Losses - Stop losses placed at a certain price may be executed at a much greater loss than an optimal exit price should the market either open through said price or move through the stop so quickly that execution at the preferred price is not possible.

     Illiquidity - Futures and options trading may be illiquid. Most commodity exchanges limit fluctuations in futures contract prices during a single day by regulations referred to as daily price limits. No trade may be executed on a given day beyond such price limit. Futures and options prices in various commodities have occasionally moved the daily limit for several consecutive days, thereby preventing traders from liquidating their positions even though their stops may have been "set off". In addition, the interbank foreign exchange market is not directly regulated by governments. Trading in this market is not standardized. Rather, market participants enter each transaction on an individual basis. Banks are not required to provide markets in currencies. There have been periods during which some banks have refused to quote prices or have quoted prices with unusually wide spreads between the price at which the bank is prepared to buy and at which it is prepared to sell. These factors can result in a market that is illiquid.

     Technical Trading Strategy - All the EAGLE's systems are technical, trend-following trading methods which are based on mathematical analysis of certain technical data regarding past market price performance. This kind of trading strategy ordinarily does not consider fundamental factors such as weather, supply, demand and political or economic events except to the extent that such fundamental factors are reflected in technical input data analyzed by the system. Thus, technical methods like EAGLE's systems may be unable to respond to fundamental causative events until after their impact has ceased to influence the market, and futures positions dictated by such methods may be incorrect in light of the fundamental factors then affecting the market. A further limitation inherent in technical strategies like EAGLE's systems is the need for price trends sufficient to dictate an entry or exit decision. If there is no substantial price movement, or if a price movement is erratic or ill-defined, the systems may not be able to identify a trend on which it can act, or it may react to a minor price movement in establishing a position contrary to the overall price trend.

     Futures trading programs employing trend-following techniques are not new, and they have become increasingly prominent factors in the futures markets. The effect of the increase, if any, in the proportion of funds traded pursuant to systematic trend-following strategies in recent years cannot be predicted. Such increase, however, could alter trading patterns or affect the execution of trades.

     The foregoing does not purport to be a complete explanation of the risks involved in trading futures, forward and option contracts.
Potential clients should carefully study the entire Disclosure
Document and commodity trading in general before determining to open an account.

                             ADVISORY FEES

     In compensation for the performance of its services pursuant to the various Eagle Systems, EAGLE will receive from each client, unless otherwise expressly agreed in writing, a monthly Management Fee equal to one-quarter of one percent (1/4%) of the Account Value under management at the end of each month (approximately 3% annually), plus a quarterly Incentive Payment equal to twenty five percent (25%) of the New High Profit of the account(s) for each quarter. Account Value and New High Profit are defined in paragraph 8 of the general form of Advisory Agreement, a copy of which is attached to this Document and made a part of it.

     Since Account Value may include capital promised, but not actual deposited in or legally committed to, the client's account (so-called "notional funds"), and since the management fee is computed as a percentage of the Account Value, clients utilizing notional funds in their account should note that the Management Fee referred to above will be higher when computed as a percentage of the funds actually on deposit in, or legally committed to, the account than it would be when it is computed as a percentage of the total Account Value, including capital promised, but not deposited in or legally committed to, the client's account.

     For accounts funded at less than a 100% funding level, the management fee, as a percentage of actual funds on deposit in, or legally committed to, the account would be as follows:


                         Level of Funding

                         100%      75%       50%       25%       10%
____________________________________________________________________
     Management
     Fee of 3%            3%       4%         6%       12%       30%
     Annually
____________________________________________________________________


                ACTUAL OR POTENTIAL CONFLICTS OF INTEREST


     Neither EAGLE nor its principal has or contemplates any arrangement with any Futures Commission Merchant ("FCM"), introducing broker, or other broker or agent, or with any principal of any FCM, introducing broker, or other broker or agent, providing compensation in connection with the establishment or continuation of a client's account. The only compensation earned or to be earned directly or indirectly by EAGLE and its principal from any of its client's accounts is set forth above in the section entitled "Advisory Fees".


     The business of EAGLE is trading commodity accounts. While EAGLE manages any new client's account, it will also be trading the accounts of other clients and possibly on different financial terms. Although EAGLE could therefore have an incentive to favor certain accounts over others in trading, it does not intend to do so, nor does it believe that such conduct would be a sound practice. EAGLE, its principals, employees and affiliates may and do trade commodity interests for their own accounts. In this connection, the orders of the client will be executed in competition with the orders for proprietary accounts and other accounts managed by EAGLE or by its principals. Neither EAGLE nor its principals intend at this time to make records of trading for their own accounts available for inspection by clients. Nor do they intend to disclose experimental accounts pursuant to systems and trading strategies which are not yet offered to clients.

     In addition, EAGLE uses a number of different trading systems with varying degrees of leverage to trade proprietary accounts, experimental accounts and managed accounts. As a result, trading decisions generated by one trading program and trading decisions made by another may be entirely different and may result in some accounts taking a particular position while other accounts take an opposite position.

     All futures accounts owned or controlled by EAGLE will be combined for CFTC and exchange position limit purposes. Any such aggregation could require a reduction in a client's positions or limitations on the trading in the client's account.


     EAGLE and its principals may trade proprietary commodity accounts at the same brokerage firms as clients but pay lower commission rates than clients.

                      BROKERAGE ACCOUNTS

     If requested by a client, EAGLE may suggest a particular FCM, introducing broker, or (with respect to forward contracts) other broker or agent, although a client is free to select the FCM, introducing broker, or other broker or agent with which his account will be carried or through which it will be introduced. The execution of transactions may, in certain circumstances, be effected on a "give-up" basis through one or more executing brokers on the various commodities exchanges utilized by EAGLE.


                  PAST PERFORMANCE INFORMATION

     EAGLE commenced exclusive management of client's accounts pursuant to the Eagle System and the Eagle-FX System on August 1, 1993. These Systems, however, do have a longer performance history in trading client's accounts prior to August 1993 under the management of Tiverton as detailed in Capsules A and C. Trading pursuant to the Eagle-Global System commenced on August 1, 1995 and is detailed in Capsules B(l) and B(2).

     Each of the Capsules represent composite performance for all accounts managed pursuant to a specific Trading Program and therefore, does not reflect (except when the Capsule covers one account) the actual performance of any one of the accounts. Within each Trading Program all of the accounts were traded pursuant to the same signals generated by the Trading Program. The material differences between and among such accounts and their relative performance are caused by the size of each account, its use of notional funds, the number of contracts traded by the account, the date each account started trading, the brokerage commission rates charged, and the management and incentive fees paid by the account. The Capsules do not include proprietary or experimental accounts.

     The rates of return set forth below in Capsule A are based on the fully funded subset of EAGLE's accounts managed pursuant to the Trading Program as detailed in CFTC advisory 93-13. This means that (i) Eagle Trading is managing some accounts which are fully funded and others which are funded at less than 100%, but only fully funded accounts are shown; (ii) the value of the Fully-Funded accounts included in the subset constitutes at least 10% of the cash and other margin qualifying assets ("Actual Funds") plus the amount by which the account's trading level exceeds the Actual Funds ("Nominal Account Size"); and (iii) there are no material differences in the gross trading profit (loss) between the Fully-Funded subset and the Nominal Account Size. The accounts reflected in Capsule B(l) didn't qualify for use of the fully funded subset method, and thus reflect the ROR's on the actual funds in the accounts. Capsules B(2) and C do not contain notional funded accounts.

     SEE SPECIAL DISCLOSURE FOR NOTIONALLY FUNDED ACCOUNTS ON PAGE 5.

     NO REPRESENTATION IS MADE THAT EAGLE WILL OR IS LIKELY TO ACHIEVE FOR THE ACCOUNTS IN ITS MANAGED ACCOUNT PROGRAM PROFITS OR INCUR
LOSSES COMPARABLE TO THOSE SHOWN.

EAGLE SYSTEM

As of December 31, 1996

Name of CTA:             Eagle Trading Systems, Inc.
Program:                 Eagle System
Start Date:              August 1993 (All Trading for EAGLE)
                         August 1993 (Eagle System traded exclusively by
                           EAGLE)
                         September 1989 (Trading of Eagle System under
                           management of Tiverton)
No. Accounts:            13 (Eagle System)
Aggregate $$:
All Programs:            $ 146,160,102  (EAGLE Total Assets including Notional)
                         $ 140,831,318  (EAGLE Total Assets excluding Notional)
$$ in This Program:      $ 130,497,776  (Eagle System Total
                           Assets including Notional)
                         $ 127,375,457  (Eagle System Total Assets
                           excluding Notional)

Largest monthly
  draw-down:             (19.42)%  Feb-96    "Largest monthly
                                   drawdown" means the greatest
                                   percentage decline in account value
                                   due to losses sustained in the Eagle-
                                   System from the beginning to the end
                                   of a calendar month.

Worst peak-to-valley
  draw-down:             (30.75)%  May 90 - Nov 91   "Worst
                                   peak-to-valley draw-down" means the
                                   greatest cumulative percentage decline
                                   in month-end account value due to
                                   losses sustained in the Eagle System
                                   during a period in which the initial
                                   month-end account value is not equaled
                                   or exceeded by a subsequent month-end
                                   account value.

Closed accounts;
  Eagle System           Profitable = 7
                         Unprofitable = 1

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

          CAPSULE A - EAGLE SYSTEM MONTHLY/ANNUAL RATES OF RETURN
                  (Based on Fully Funded Subset)
MONTH     1996     1995   1994    1993    1992   1991    1990   1989
Jan      10.93     0.70  (1.05)   2.70  (12.21) (0.04)   2.34
Feb     (19.42)    9.65  (2.70)  13.74   (7.56) (5.68)   0.80
Mar      (1.25)    6.46  11.43   (1.09)   2.48  14.36    7.23
Apr      10.26     5.86   4.68   11.25   10.07  (1.79)  21.68
May      (9.39)   17.23  11.86   (4.25)  (2.05) (0.70) (12.83)
Jun       3.55    (6.90)  0.03    8.44   12.99   0.57   (1.35)
Jul     (12.65)   (2.01) (7.01)   3.01   17.85  (1.65)   8.34
Aug       1.39    (6.05) (3.03)   4.14    9.69  (8.61)  (7.52)
Sep      18.20     8.28  (2.84)  (9.69)  (2.06)  5.01   (0.96)  (6.83)
Oct      26.77     7.06   4.88    9.14   (4.98) (2.38)  (2.30)  (7.72)
Nov       6.45    13.83   6.82    6.04    7.60 (10.54)  (5.88)   9.62
Dec      (8.62)    4.70   4.69    4.27    2.87  29.89    1.24   (5.55)

YTD      17.88%   72.74% 29.13%  56.05%  34.93% 13.22%   6.92% (10.98%)

The Conversion Chart on page 17 may be used to convert the ROR's in the Capsule to corresponding ROR's for particular funding levels.

EAGLE-GLOBAL SYSTEM

As of December 31, 1996

Name Of CTA:             Eagle Trading Systems, Inc.
Program:                 Eagle-Global System
Start Date:              August 1993 (All Trading for EAGLE)
                         August 1995 (Eagle-Global System)
No. Accounts:            7 (Eagle-Global System)
Aggregate $$:
All Programs:            $ 146,160,102 (EAGLE Total Assets including Notional)
                         $ 140,831,318 (EAGLE Total Assets excluding Notional)

$$ in This Program:      $ 36,938,828 (Eagle-Global System
                           Total Assets including Notional)
                         $ 31,092,507 (Eagle-Global System Total Assets
                           excluding, Notional)
Largest monthly
    draw-down:           (14.29)%  Aug-95   "Largest monthly
                                   drawdown" means the greatest
                                   percentage decline in account value
                                   due to losses sustained in the Eagle-
                                   Global System from the beginning to
                                   the end of a calendar month.

Worst peak-to-valley
   draw-down:            (27.59)%  Feb 96 to Jul 96
                                   "Worst peak--to-valley draw-down"
                                    means the greatest cumulative
                                    percentage decline in month-end
                                    account value due to losses
                                    sustained in the Eagle-Global
                                    System during a period in which
                                    the initial month-end account
                                    value is not equaled or exceeded
                                    by a subsequent month-end account
                                    value.

Closed accounts;
   Eagle-Global           Profitable =   1
                          Unprofitable = 1

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

        CAPSULE B(1) - EAGLE-GLOBAL SYSTEM MONTHLY/ANNUAL RATES OF RETURN
                       (Based on 30 - 60% Funding Level)

                          MONTH             1995
                           Aug            (14.29)
                           Sep             17.74
                           Oct             21.71
                           Nov             23.39
                           Dec              8.73

                           YTD             64.78%

As of December 31, 1995 the composite funding level for the accounts in capsule B(l) was approximately 54%.

The Conversion Chart on page 17 may be used to convert the ROR's in the Capsule to corresponding ROR's for a fully funded account.

EAGLE-GLOBAL SYSTEM      Continued


      CAPSULE B(2) - EAGLE-GLOBAL SYSTEM MONTHLY/ANNUAL RATES OF RETURN
                   (Based on Fully Funded Subset)

                        MONTH        1996      1995
                         Jan         8.90
                         Feb       (13.14)
                         Mar        (0.94)
                         Apr         5.78
                         May       (10.04)
                         Jun         1.34
                         Jul       (12.73)
                         Aug         5.14
                         Sep        18.64
                         Oct        27.67       0.55
                         Nov         8.14       2.36
                         Dec        (7.71)     (2.44)

                         YTD        25.34%      0.41%

EAGLE-FX SYSTEM

As of December 31, 1996

Name of CTA:             Eagle Trading Systems, Inc.
Program:                 Eagle-FX System
Start Date:              August 1993 (All Trading for EAGLE)
                         August 1993 (Eagle-FX System traded exclusively
                         by EAGLE)
                         September 1991 (Trading of Eagle-FX System
                         under management of Tiverton)
No. Accounts:            1 (Eagle-FX System)
Aggregate $$:
All Programs:            $ 146,160,102 (EAGLE Total Assets
                           including Notional)
                         $ 140,831,318 (EAGLE Total Assets excluding
                           Notional)
$$ in This Program.      $   3,373,091 (Eagle-FX System Total
                           Assets including Notional)
                         $   3,373,091 (Eagle-FX System Total Assets
                           excluding Notional)
Largest monthly
  draw-down:             (19.12)%  Jan-92     "Largest
                                   monthly draw-down" means the
                                   greatest percentage decline in
                                   account value due to losses
                                   sustained in the Eagle-FX System
                                   from the beginning to the end of
                                   a calendar month.
Worst peak-to-valley
  draw-down:             (25.67)%  Sept 92-Nov 94   "Worst
                                   peak-to-valley draw-down" means the
                                   greatest cumulative percentage decline
                                   in month-end account value due to
                                   losses sustained in the Eagle-FX
                                   System during a period in which the
                                   initial month-end account value is not
                                   equaled or exceeded by a subsequent
                                   month-end account value.

Closed accounts; Eagle-FX          Profitable =   0
                                   Unprofitable = 0

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

             CAPSULE C - EAGLE-FX MONTHLY/ANNUAL RATES OF RETURN
     MONTH     1996      1995      1994    1993       1992     1991
     Jan      10.94     (0.58)    (8.62)  (2.51)    (19.12)
     Feb      (5.10)    15.48     (6.15)   3.29      (4.51)
     Mar      13.26     17.30     (0.37)  (4.47)      3.82
     Apr       4.75      2.08      1.08   (1.77)     (3.49)
     May      (3.57)   (10.96)    (3.65)   2.35       0.34
     Jun      (1.22)    (1.93)    11.48    1.81      25.95
     Jul      (3.63)    (2.16)     4.02    0.23      13.10
     Aug      (0.92)     1.40    (16.13)   1.23      17.05
     Sep      11.75     (0.96)     1.57    2.79      (7.00)      2.51
     Oct       5.99     (0.30)    10.33   (0.86)     (0.45)    (14.72)
     Nov       2.78     (2.54)   (12.92)   1.59       3.71       3.36
     Dec       2.24     (9.66)     1.09   (3.38)     (1.90)     39.47

     YTD      41.40%    (3.57)%  (20.17)% (0.08)%    21.95%     26.01%

                        CONVERSION CHART FOR CAPSULE A

The following table shows the conversion of "Fully Funded" monthly ROR's to the corresponding ROR's which would have been experienced by a notionally funded account, depending on the levels of funding:

ACTUAL ROR
FULLY FUNDED  FUNDED AT: 100%     80%       60%       40%       20%
  40%                   40.00%   50.00%    66.67%   100.00%   200.00%
  35%                   35.00%   43.75%    58.33%    87.50%   175.00%
  30%                   30.00%   37.50%    50.00%    75.00%   150.00%
  25%                   25.00%   31.25%    41.67%    62.50%   125.00%
  20%                   20.00%   25.00%    33.33%    50.00%   100.00%
  15%                   15.00%   18.75%    25.00%    37.50%    75.00%
  10%                   10.00%   12.50%    16.67%    25.00     50.00%
   5%                    5.00%    6.25%     8.33%    12.50%    25.00%
 (0%)                   (0.00%)  (0.00%)   (0.00%)   (0.00%)   (0.00%)
 (5%)                   (5.00%)  (6.25%)   (8.33%)  (12.50%)  (25.00%)
(10%)                  (10.00%) (12.50%)  (16.67%)  (25.00%)  (50.00%)
(15%)                  (15.00%) (18.75%)  (25.00%)  (37.50%)  (75.00%)
(20%)                  (20.00%) (25.00%)  (33.33)%  (50.00%) (100.00%)
(25%)                  (25.00%) (31.25%)  (41.67%)  (62.50%) (125.00%)

                        CONVERSION CHART FOR CAPSULE B(1)

The following chart shows the correlation between the ROR's for the partially funded accounts in Capsule B(1) and the ROR's which these accounts would have achieved if they were fully funded. To use the chart, follow these steps: (1) find ROR for a period in the far left column headed "A@AL ROR PARTIAL FUNDING' which is closest to the ROR in the Capsule; and (2) find the ROR corresponding to the ROR in step (1) under column heading, which reflects the approximate level of funding in an account (e.g., 30%, 40%. etc.). The ROR in step (2) reflects the@ approximate ROR that an account would have experienced if it had been fully funded instead of being, funded at the level in step (2). For example, the ROR in Capsule B(l) for October 1995 is 21.7 1 % (e.a., 20% is the@closest ROR on the chart). If an account was 40% funded, the ROR under the "40%" column in the chart shows that a fully funded account would have achieved a ROR of approximately 8% in that period.

                  ROR ON A FULLY
ACTUAL ROR        FUNDED BASIS FOR
PARTIAL FUNDING   A/C's FUNDED AT:   60%       50%      40%       30%      20%
  40%                              24.00%    20.00%    16.00%   12.00%    8.00%
  35%                              21.00%    17.50%    14.00%   10.50%    7.00%
  30%                              18.00%    15.00%    12.00%    9.00%    6.00%
  25%                              15.00%    12.50%    10.00%    7.50%    5.00%
  20%                              12.00%    10.00%     8.00%    6.00%    4.00%
  15%                               9.00%     7.50%     6.00%    4.50%    3.00%
  10%                               6.00%     5.00%     4.00%    3.00%    2.00%
   5%                               3.00%     2.50%     2.00%    1.50%    1.00%
 (0%)                              (0.00%)   (0.00%)   (0.00%)  (0.00%)  (0.00%)
 (5%)                              (3.00%)   (2.50%)   (2.00%)  (1.50%)  (1.00%)
(10%)                              (6.00%)   (5.00%)   (4.00%)  (3.00%)  (2.00%)
(15%)                              (9.00%)   (7.50%)   (6.00%)  (4.50%)  (3.00%)
(20%)                             (12.00%)  (10.00%)   (8.00%)  (6.00%)  (4.00%)
(25%)                             (15.00%)  (12.50%)  (10.00%)  (7.50%)  (5.00%)

                                EXHIBIT "C"

Trading Limitations

     The Partnership will not: (i) engage in pyramiding its commodities positions (i.e., the use of unrealized profits on existing positions to provide margin for the acquisition of additional positions in the same or a related commodity), but may take into account open trading equity on existing positions in determining generally whether to acquire additional commodities positions; (ii) borrow or loan money (except with respect to the initiation or maintenance of the Partnership's commodities positions or obtaining lines of credit for the trading of forward contracts; provided, however, that the Partnership is prohibited from incurring any indebtedness on a non-recourse basis); (iii) permit rebates or give-ups to be received by the General Partner or its affiliates, or permit the General Partner or any affiliate to engage in any reciprocal business arrangements which would circumvent the foregoing prohibition; (iv) permit the Advisor to share in any portion of the commodity brokerage fees paid by the Partnership; (v) commingle its assets, except as permitted by law; or (vi) permit the churning of its commodity accounts.

     The Partnership will conform in all respects to the rules, regulations and guidelines of the markets on which its trades are executed.

Trading Policies

     Subject to the foregoing limitations, the Advisor has agreed to abide by the trading policies of the Partnership, which currently are as follows:

     (1) Partnership funds will generally be invested in futures, forward and option contracts which are traded in sufficient volume to permit taking and liquidating positions.

     (2) Stop or limit orders may, in the Advisor's discretion, be given with respect to initiating or liquidating positions in order to limit losses or secure profits. If stop or limit orders are used, no assurance can be given, however, that Prudential Securities will be able to liquidate a position at a specified stop or limit order price, due to either the volatility of the market or the inability to trade because of market limitations.

     (3) The Partnership generally will not initiate an open position in a futures contract (other than a cash settlement contract) during any delivery month in that contract, except when required by exchange rules, law or exigent market circumstances. This policy does not apply to forward and cash market transactions.

     (4) The Partnership may occasionally make or accept delivery of a commodity, including, without limitation, currencies.

     (5) The Partnership will, from time to time, employ trading techniques such as spreads, straddles and conversions.

(Exhibit "C" - continued)

     (6) The Advisor will not initiate open positions which would result in net long or short positions requiring margin or premium for outstanding positions in excess of 15% of the Partnership's Net Asset Value allocated to the Advisor for any one commodity, or in excess of 66 % of the Partnership's Net Asset Value allocated to the Advisor for all commodities combined.

     (7) To the extent the Partnership engages in transactions in foreign currency forward contracts other than with or through Prudential Securities or its affiliates, the Partnership will only engage in such transactions with or through a bank which as of the end of its last fiscal year had an aggregate balance in its capital, surplus and related accounts of at least $100,000,000, as shown by its published financial statements for such year, and through other broker-dealer firms with an aggregate balance in its capital, surplus and related accounts of at least $50,000,000.

     The General Partner will be responsible for the management of non-commodities assets, with the assistance of Prudential Securities or other affiliates. At least 75% of the Partnership's Net Asset Value will be maintained in interest-bearing U.S. Treasury obligations (primarily U.S. Treasury bills), a significant portion of which will be utilized for margin purposes (to the extent practicable) for the Partnership's commodities positions. All interest earned on such funds will be paid to the Partnership. The balance of the Partnership's Net Asset Value will be held in cash (to avoid the daily buying and selling of interest-bearing obligations and to pay ongoing expenses).


                                    -2-